Exhibit 99.1

Contact:
Patriot Bank, N.A.	Michael Carrazza	Neil M. McDonnell
900 Bedford Street	CEO & Chairman	EVP & CFO
Stamford, CT 06901	203-251-8230	203-252-5938
www.BankPatriot.com

2nd Consecutive Jump in Earnings at Patriot National Bancorp

Patriot Announces 28% increase in Earnings from Q3 2016 and Sharp Rise in

Deposits & Loans; Net Income Doubles from Q4 2015

STAMFORD, CT – March 21, 2017 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot”, “Bancorp”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today reported a 28% increase in 4th quarter earnings compared to the 3rd quarter, with net income of $1,045,000 or $0.27 diluted income per share. This nearly doubles the net income a year ago, which was $532,000, or $0.14 diluted income per share. In the 3rd quarter of 2016, Patriot reported a healthy rise in net income of $814,000, or $0.21 diluted income per share.

As of December 31, 2016, total assets increased by $74 million (nearly 11%) to $757 million, as compared to $683 million at September 30, 2016 and $653 million at December 31, 2015. Net loans, up 4%, totaled $577 million as of December 31, 2016 compared to $553 million at September 30, 2016 and $479 million at December 31, 2015.

Deposits grew 12% or $58 million to $529 million at December 31, 2016, as compared to $471 million at September 30, 2016 and $445 million at December 31, 2015. Deposit growth was one of the key initiatives launched in the 3rd quarter and continued through December 31, 2016.

Recent management changes and operational initiatives have contributed to Patriot’s notable boost in profitability over the last two quarters.

“Patriot’s performance, achieving 29% earnings growth in the 3rd quarter and 28% earnings growth in the 4th quarter is a direct result of ongoing performance enhancing strategies being executed by our team,” said Michael Carrazza. “These results evidence the effectiveness of our strategies.”

Mr. Carrazza took operational control of Patriot, as interim CEO, in August 2016 to carry out a series of value-enhancing strategies and to reposition the executive team. In January 2017, Mr. Richard Muskus was internally promoted to President and Mr. Joseph Perillo was retained as a senior financial advisor to assist in the execution of performance improvement initiatives. “We expect these enhancements to contribute to a steady increase in franchise value,” added Mr. Carrazza.

The loan pipeline remains strong and continued growth is expected. Patriot’s net interest margin was 3.75% for the 4th quarter, as compared to 3.85% in the prior quarter and 3.60% in the 4th quarter of 2015. Net interest income, before provision for loan losses, increased by $161,000 or 2.8%, as compared to the 3rd quarter of 2016, and $796,000 or 15.7% compared to the 4th quarter of 2015. The continued increase in net interest income is the result of loan and deposit growth.

The provision for loan losses in the quarter, reflecting an increase in loan growth, was $150,000, as compared to $355,000 in the 3rd quarter of 2016 and zero for the 4th quarter of 2015.

Non-interest income decreased by $44,000, or 10.7%, over last quarter and increased $24,000, or 7%, over the same period last year. Non-interest expense declined $27,000, or 0.6%, over last quarter and by $194,000, or 4.2%, compared to the fourth quarter of 2015.

As of December 31, 2016, shareholders’ equity was unchanged at $62.6 million, when compared to the prior quarter. This was a direct result of stock repurchases under the Company’s stock repurchase program. Shareholders’ equity was $61.5 million a year ago. The Company’s book value per share increased to $16.08 at December 31, 2016, compared to $15.80 at September 30, 2016 and $15.54 at December 31, 2015.

The Bank’s capital ratios continue to be strong, as the Bank maintained its “well capitalized” regulatory status. As of December 31, 2016, Tier 1 leverage ratio was 10.52%, Tier 1 risk based capital was 11.18% and total risk based capital was 11.93%.

About the Company

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has 10 full service branches, eight in Connecticut and two in New York.

Since opening its doors in 1994, the Company’s mission has been to serve our local communities by helping our neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (6) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (7) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (8) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (9) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company, (10) the application of generally accepted accounting principles, consistently applied, (11) the fact that one period of reported results may not be indicative of future periods, (12) the state of the economy in the greater New York metropolitan area and its particular effect on the Company’s customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.